Contact:
Orient Paper, Inc.	CCG Investor Relations Inc.
Winston C. Yen, Chief Financial Officer	Mr. Crocker Coulson, President
Phone: +1-562-818-3817 (Los Angeles)	Phone: +1-646-213-1915 (New York)
Email: info@orientalpapercorporation.com	Email:crocker.coulson@ccgir.com
www.ccgirasia.com

Orient Paper, Inc. Closes $5.0 Million Financing

•	Financing to support planned expansion into high margin digital photo paper

•	Management commits to net income targets of $10 million in 2009 and $18 million in 2010

Baoding, Hebei Province, China, October 7, 2009 – Orient Paper, Inc. (OPAI.OB) ("Orient Paper" or the "Company"), which controls and operates Hebei Baoding Orient Paper Milling Co., Ltd. (“HBOP”), a leading manufacturer and distributor of diversified paper products in Hebei, China, today announced that it has successfully closed a private placement financing to support its future growth. In the transaction that closed on October 7, the Company issued approximately 8.3 million pre-reverse split shares of the Company's common stock for an approximate aggregate purchase price of $5.0 million. No warrants are issued or issuable in the transaction. The participants in the private placement included institutional investors with extensive experience investing in the People's Republic of China including Access America Fund, LP, three funds under the common control of Renaissance Capital, Pope Investments II, LLC and Steve Mazur.

The Company intends to use the proceeds to enter into the digital photo paper business through the acquisition of a digital photo paper plant and for other general corporate purposes. As part of the terms of this transaction, the Company’s Chairman and CEO placed 3,000,000 shares of the Company’s common stock into an escrow account (“make good shares”). These make good shares will be returned to the Company's management subject to Orient Paper achieving at least 90% of the agreed upon net income targets of $10.0 million in 2009 and $18.0 million in 2010.

“We are very pleased to announce that Orient Paper has successfully attracted support from well respected institutional investors in the U.S. capital markets. We believe that the proceeds from this financing, along with our existing cash resources, will enable Orient Paper to execute our strategy to move into the digital photo paper segment so as to accelerate our future growth and expand our margins,” said Mr. Liu Zhenyong, Chief Executive Officer of Orient Paper.

“We also plan to appoint a majority independent board and complete a 4-to-1 reverse split of our common stock, both of these steps are critical and will assist our efforts to upgrade the Company to a major exchange. We see this financing as an important step forward to position our company to take advantage of the attractive expansion opportunities in China’s paper manufacturing industry and are very excited and confident about our future growth prospects.”

As a precondition to the PIPE financing, on August 31, 2009, a group of institutional and accredited investors acquired the remaining 3 million shares of zero-basis Orient Paper common stock from a non-management shareholder. This is in addition to the 4 million shares that the institutional investors acquired from three non-management shareholders on June 25, 2009. Along with the most recent acquisition of the shares, Max Time Enterprises Limited, the seller, and its affiliate Mr. Kit Tsui, executed a general release of all current and future claims.

The stock issued in the private placement has not been registered under the United States Securities Act of 1933 or the securities laws of any other jurisdiction. Accordingly, these shares may not be sold by investors in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements. The Company has agreed to file a registration statement covering the re-sale of the securities by the investor. For more detailed information on this financing, see the Company’s Current Report on Form 8-K which will be filed with the Securities and Exchange Commission on or about October 7, 2009.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Orient Paper, Inc.

Orient Paper, Inc., through its wholly owned subsidiaries, Shengde Holdings, Inc. and Baoding Shengde Paper Co., Ltd., controls and operates Hebei Baoding Orient Paper Milling Co., Ltd (“HBOP”). Founded in 1996, HBOP is engaged in the production and distribution of products such as corrugated paper, offset paper, writing paper, and other paper and packaging-related products in China. The Company also has the capability to produce other paper and packaging-related products, such as plastic paper and craft paper. The Company uses recycled paper as its primary raw material. As one of the largest paper producers in Hebei Province, China, the Company is strategically located in Baoding, a city in close proximity to Beijing where the majority of publishing houses are based. Orient Paper is led by an experienced management team committed to diversifying the Company’s product offering and delivering tailored services to its customers. For more information, please visit http://www.orientalpapercorporation.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the availability of funds and working capital to finance its activities; the actions and initiatives of current and potential competitors; the Company’s ability to introduce new products; anticipated growth in revenue and operating income; general economic and business conditions; the ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

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